Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Robinhood Markets, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.0001 per share, reserved for issuance pursuant to the 2021 Omnibus Incentive Plan	Other (2)	54,031,031 (4)	$12.04	$650,533,613.24	0.0000927	$60,304.47

Equity	Class A common stock, par value $0.0001 per share, reserved for issuance pursuant to the 2021 Employee Share Purchase Plan	Other (3)	8,638,968 (5)	$10.24	$88,463,032.32	0.0000927	$8,200.52

Total Offering Amounts					$738,996,645.56		$68,504.99
Total Fee Offsets							—
Net Fee Due							$68,504.99

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) covers any additional shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of Robinhood Markets, Inc. (the “Registrant”) that become issuable under the Registrant’s 2021 Omnibus Incentive Plan (the “2021 Plan”) and the Registrant’s 2021 Employee Share Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A common stock.

(2)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $12.04 per share, which is the average of the high ($12.44) and low ($11.64) prices of Class A common stock, as reported on the NASDAQ, on February 18, 2022 (which is within five business days prior to the date of filing of this Registration Statement).

(3)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $12.04 per share, which as noted above is the average of the high and low prices of Class A common stock, as reported on the NASDAQ, on February 18, 2022 (which is within five business days prior to the date of filing of this Registration Statement). Pursuant to the 2021 ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of Class A common stock on the first date of an offering or the date of purchase.

(4)

Represents 43,194,841 shares of Class A common stock reserved for issuance under the 2021 Plan as a result of the automatic annual share reserve increase provided for in the 2021 Plan and 10,836,190 shares of Class A common stock reserved for issuance under the 2021 Plan as a result of withholding by the Registrant of shares of Class A common stock to satisfy tax withholding obligations relating to awards that vested under the Registrant’s 2020 Equity Incentive Plan and 2013 Amended and Restated Stock Incentive Plan in connection with the Registrant’s initial public offering.

(5)	Represents shares of Class A common stock reserved for issuance pursuant to the 2021 ESPP as a result of the automatic annual share reserve increase provided for in the 2021 ESPP.